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                                                                     Exhibit 5.1

                             FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                        BOSTON, MASSACHUSETTS 02109-2170
                             Telephone 617-832-1000
                             Facsimile 617-832-7000
                               http://www.fhe.com


                                                                  March 31, 2000


NetGenesis Corp.
150 CambridgePark Drive
Cambridge, Massachusetts 02140

Ladies and Gentlemen:

         We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by NetGenesis Corp., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the offering by the Company of up to 5,645,081 shares (the "Shares") of its common stock, par value $.001 per share, issuable upon exercise of stock options granted or to be granted pursuant to the NetGenesis Corp. 1995 Incentive Stock Option Plan (the "1995 Option Plan"), the NetGenesis Corp. 1999 Stock Incentive Plan (the "1999 Option Plan") and the NetGenesis Corp. 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan").

         In arriving at the opinion expressed below, we have examined and relied on the following documents:

         1. The Amended and Restated Certificate of Incorporation, and the Amended and Restated By-Laws of the Company.

         2. The records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

         3.       The 1995 Option Plan.

         4.       The 1999 Option Plan.

         5.       The 1999 Purchase Plan.

         In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other
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NetGenesis Corp.
March 31, 2000
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persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

         Based upon the foregoing, it is our opinion that:

         1. The Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement.

         2. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares.

         3. When certificates for the Shares have been duly executed and countersigned, and delivered against due receipt of the exercise price for the Shares as described in the options relating thereto and the 1995 Option Plan, the 1999 Option Plan and the 1999 Purchase Plan, the Shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.


                                           Very truly yours,

                                           FOLEY, HOAG & ELIOT LLP



                                           By:  /s/ Robert W. Sweet, Jr.
                                               --------------------------------
                                               a Partner